Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

•	Fourth quarter net sales were $277 million, up 15% from the prior year fourth quarter

•	Operating income percent improved to 4.1% for the quarter from 3.5% in the prior year quarter

•	Strong cash flow provided by operations of $19.3 million for the quarter

•	Returned $3.1 million to Share Owners in stock repurchases during the quarter
JASPER, IN (August 1, 2018) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider of high-quality, durable electronic products, today announced financial results for its fourth quarter and fiscal year ended June 30, 2018.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Amounts in Thousands, except EPS)	2018	2017	2018	2017
Net Sales	$276,768	$241,268	$1,072,061	$930,914
Operating Income	$11,354	$8,455	$42,348	$43,057
Adjusted Operating Income (non-GAAP)*	$11,354	$8,455	$42,348	$39,052
Operating Income %	4.1%	3.5%	4.0%	4.6%
Adjusted Operating Income (non-GAAP) %	4.1%	3.5%	4.0%	4.2%
Net Income	$5,784	$8,128	$16,752	$34,179
Adjusted Net Income (non-GAAP)*	$7,193	$8,128	$34,611	$30,755
Diluted EPS	$0.22	$0.30	$0.62	$1.24
Adjusted Diluted EPS (non-GAAP)*	$0.27	$0.30	$1.28	$1.12
* A reconciliation of GAAP and non-GAAP financial measures is included below.
Donald D. Charron, Chairman and Chief Executive Officer, stated, “Very strong growth in our automotive and medical end market verticals helped us achieve double-digit year-over-year growth for the fourth consecutive quarter and exceed our long-time stated goal of $1 billion in annual sales in fiscal year 2018.”
Mr. Charron continued, “We are pleased to have improved our operating income margin by 60 basis points from the prior year quarter and 20 basis points sequentially when compared to the third quarter.  Partially offsetting the improved operating performance in the fourth quarter were expenses directly associated with our pending acquisition of GES, which we believe is still on track to close in this first quarter of fiscal year 2019. The much-anticipated progress in Romania came through in the fourth quarter helping to drive the improved overall performance, and we look forward to their continued growth and positive contributions in fiscal year 2019.  We remain focused on achieving our mid-range goal of 4.5% operating income.”
Fourth Quarter Fiscal Year 2018 Overview:

•
Consolidated net sales increased 15% compared to the fourth quarter of fiscal year 2017. Net sales for the quarter includes a 4% favorable impact from foreign currency movements compared to the prior year quarter.

•	Costs incurred and included in operating income during the quarter related to the pending acquisition of GES were approximately $0.6 million, $0.4 million net of tax, or $0.01 per diluted share.

•
The current quarter results include non-operating expense of $1.1 million related to pre-tax net losses from foreign currency movements, which was a fluctuation of $2.1 million from pre-tax net gains related to foreign currency movements of $1.0 million recognized in the same quarter of the prior year.

•
Adjusted Net Income excludes income tax expense of $1.4 million ($0.05 per diluted share) in the fourth quarter for measurement period adjustments to estimated provisions related to the U.S. Tax Cuts and Jobs Act (“Tax Reform”) and subsequent guidance issued by the Internal Revenue Service. See below for additional information and a reconciliation of non-GAAP financial measures.

•	Operating activities provided cash flow of $19.3 million during the quarter, which compares to cash flow provided by operating activities of $12.0 million in the fourth quarter of fiscal year 2017.

•
Cash conversion days (“CCD”) for the quarter ended June 30, 2018 were 63 days, up from 60 days in the same quarter last year, and up sequentially from 62 days in the prior quarter. CCD is calculated as the sum of days sales outstanding plus production days supply on hand less accounts payable days.

•	Investments in capital expenditures were $4.4 million during the quarter.

•	Cash and cash equivalents were $46.4 million and borrowings outstanding on credit facilities were $8.3 million at June 30, 2018.
Net Sales by Vertical Market:

	Three Months Ended
	June 30,
(Amounts in Millions)	2018	2017	Percent Change
Automotive	$114.7	$95.9	20%
Medical	86.4	68.3	26%
Industrial	57.0	51.9	10%
Public Safety	15.9	20.5	(22)%
Other	2.8	4.7	(41)%
Total Net Sales	$276.8	$241.3	15%

Fiscal Year 2018 Overview:

•
Net sales increased 15% from the prior fiscal year, setting a new annual net sales record of $1.072 billion, which includes a 4% favorable impact from foreign currency movements compared to fiscal year 2017.

•
Adjusted net income in fiscal year 2018 of $34.6 million ($1.28 per diluted share), adjusted for the recording of estimated provisions related to Tax Reform, compares to adjusted net income in fiscal year 2017 of $30.8 million ($1.12 per diluted share), adjusted for proceeds from a lawsuit settlement and a bargain purchase gain. See below for additional information and a reconciliation of non-GAAP financial measures.

•	Cash flow provided by operating activities for fiscal year 2018 was $40.2 million, which compares to $46.8 million for fiscal year 2017.

•	Capital expenditures were $26.5 million in fiscal year 2018, which were down from prior year expenditures of $34.3 million.

•	Return on invested capital (“ROIC”) was 10.3% for fiscal year 2018, down slightly from 10.4% for the prior year (see reconciliation of non-GAAP financial measures for ROIC calculation).

•	During the year, $9.4 million was returned to Share Owners in the form of common stock repurchases.
Outlook

•	Net sales goal of 8% annual organic growth rate.

•	Operating income percent goal remains 4.5%.

•	ROIC long-term goal remains 12.5%.

•	Fiscal year 2019 capital expenditures, excluding acquisitions, are expected to approximate between $25 and $30 million.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, successful integration of acquisitions and new operations, global economic conditions, geopolitical environment, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, impact related to tariffs and other trade barriers, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2017.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the Company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. These measures include adjustments in the three months and fiscal year ended June 30, 2018 for the provisional tax items related to the U.S. Tax Cuts and Jobs Act (“Tax Reform”) enacted in December 2017 and adjustments in the fiscal year ended June 30, 2017 related to proceeds from a lawsuit settlement and a bargain purchase gain on the acquisition of Aircom Manufacturing, Inc. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the provisional tax items related to Tax Reform, proceeds from the lawsuit settlement, and the bargain purchase gain. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these items to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	August 2, 2018
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	8598535
The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the automotive, medical, industrial, and public safety end markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides electronic manufacturing services, including engineering and supply chain support, which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2018 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2018		June 30, 2017
Net Sales	$276,768	100.0%	$241,268	100.0%
Cost of Sales	253,945	91.8%	223,266	92.5%
Gross Profit	22,823	8.2%	18,002	7.5%
Selling and Administrative Expenses	11,469	4.1%	9,547	4.0%
Operating Income	11,354	4.1%	8,455	3.5%
Other Income (Expense), net	(1,129)	(0.4)%	1,117	0.5%
Income Before Taxes on Income	10,225	3.7%	9,572	4.0%
Provision for Income Taxes	4,441	1.6%	1,444	0.6%
Net Income	$5,784	2.1%	$8,128	3.4%

Earnings Per Share of Common Stock:
Basic	$0.22		$0.30
Diluted	$0.22		$0.30

Average Number of Shares Outstanding:
Basic	26,642		26,957
Diluted	26,851		27,151

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2018		June 30, 2017
Net Sales	$1,072,061	100.0%	$930,914	100.0%
Cost of Sales	985,859	92.0%	855,319	91.9%
Gross Profit	86,202	8.0%	75,595	8.1%
Selling and Administrative Expenses	43,854	4.0%	36,543	3.9%
Other General Income	—	—%	(4,005)	(0.4)%
Operating Income	42,348	4.0%	43,057	4.6%
Other Income (Expense), net	2,427	0.2%	1,198	0.2%
Income Before Taxes on Income	44,775	4.2%	44,255	4.8%
Provision for Income Taxes	28,023	2.6%	10,076	1.1%
Net Income	$16,752	1.6%	$34,179	3.7%

Earnings Per Share of Common Stock:
Basic	$0.63		$1.25
Diluted	$0.62		$1.24

Average Number of Shares Outstanding:
Basic	26,745		27,413
Diluted	27,007		27,530

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2018	2017
Net Cash Flow provided by Operating Activities	$40,200	$46,754
Net Cash Flow used for Investing Activities	(26,214)	(35,709)
Net Cash Flow used for Financing Activities	(12,603)	(22,034)
Effect of Exchange Rate Change on Cash and Cash Equivalents	490	806
Net Increase (Decrease) in Cash and Cash Equivalents	1,873	(10,183)
Cash and Cash Equivalents at Beginning of Year	44,555	54,738
Cash and Cash Equivalents at End of Year	$46,428	$44,555

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2018	June 30, 2017
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$46,428	$44,555
Receivables, net	173,559	169,785
Inventories	201,596	144,606
Prepaid expenses and other current assets	15,405	29,219
Property and Equipment, net	137,210	137,549
Goodwill	6,191	6,191
Other Intangible Assets, net	4,375	4,581
Other Assets	23,994	18,458
Total Assets	$608,758	$554,944

LIABILITIES AND SHARE OWNERS’ EQUITY
Borrowings under credit facilities	$8,337	$10,000
Accounts payable	187,788	154,619
Accrued expenses	32,446	34,630
Long-term income taxes payable	12,361	—
Other	12,299	13,423
Share Owners’ Equity	355,527	342,272
Total Liabilities and Share Owners’ Equity	$608,758	$554,944

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding Lawsuit Proceeds
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating Income, as reported	$11,354	$8,455	$42,348	$43,057
Less: Pre-tax Settlement Proceeds from Lawsuit	—	—	—	4,005
Adjusted Operating Income	$11,354	$8,455	$42,348	$39,052

Net Income excluding Tax Reform, Lawsuit Proceeds, and Bargain Purchase Gain
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Income, as reported	$5,784	$8,128	$16,752	$34,179
Add: Provisional Tax Adjustments Resulting from Tax Reform	1,409	—	17,859	—
Less: After-tax Settlement Proceeds from Lawsuit	—	—	—	2,499
Less: Bargain Purchase Gain	—	—	—	925
Adjusted Net Income	$7,193	$8,128	$34,611	$30,755

Diluted Earnings per Share excluding Tax Reform, Lawsuit Proceeds, and Bargain Purchase Gain
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2018	2017	2018	2017
Diluted Earnings per Share, as reported	$0.22	$0.30	$0.62	$1.24
Add: Provisional Tax Adjustments Resulting from Tax Reform	0.05	—	0.66	—
Less: Impact of Settlement Proceeds from Lawsuits	—	—	—	0.09
Less: Bargain Purchase Gain	—	—	—	0.03
Adjusted Diluted Earnings per Share	$0.27	$0.30	$1.28	$1.12

Return on Invested Capital (ROIC)
			Fiscal Year Ended
			June 30,
			2018	2017
Adjusted Operating Income			$42,348	$39,052
Tax Rate			22.7%	21.8%
Tax Effect			$9,613	$8,513
After Tax Adjusted Operating Income			$32,735	$30,539
Average Invested Capital *			$319,074	$293,516
ROIC			10.3%	10.4%

* Average Invested Capital is computed using the average quarterly Share Owners’ equity plus current and non-current debt less cash and cash equivalents.